Exhibit 99.1

FOR IMMEDIATE RELEASE

ELIZABETH ARDEN, INC. ANNOUNCES

FISCAL 2014 RESULTS

COMPANY ALSO ANNOUNCES STRATEGIC INVESTMENT BY RHÔNE CAPITAL

New York, New York (August 19, 2014) — Elizabeth Arden, Inc. (NASDAQ: RDEN), a global prestige beauty products company, today announced financial results for its fourth fiscal quarter and year ended June 30, 2014.

FISCAL 2014 RESULTS

Net sales for the fiscal year ended June 30, 2014, were $1.164 billion, a decrease of 13.4% from the prior year, or 12.8% excluding the impact of foreign currency rates. On an adjusted basis, net sales were $1.174 billion, a decrease of 12.7% from the prior year, or 12.1% excluding the impact of foreign currency rates. The net loss per diluted share for the fiscal year ended June 30, 2014, was $4.90. The net loss for the current year includes a valuation allowance of $89.5 million recorded as a non-cash charge recorded against U.S. deferred tax assets. On an adjusted basis, excluding non-recurring items, net loss per diluted share for the fiscal year ended June 30, 2014, was $0.55. The non-recurring items include Elizabeth Arden repositioning and restructuring costs, a one-time gain related to the reversal of a contingent liability associated with an acquisition, and costs associated with the Company’s 2014 Performance Improvement Plan (the “2014 Improvement Plan”) that was announced on June 23, 2014. A reconciliation between GAAP and adjusted results can be found in the tables and footnotes at the end of this press release.

FOURTH QUARTER RESULTS

Net sales for the three months ended June 30, 2014, were $191.7 million, a decrease of 28.4%, as compared to the prior year. On an adjusted basis, net sales were $201.2 million, a decrease of 24.8% as compared to the prior year. Net loss per diluted share for the fourth quarter of fiscal 2014 was $5.24. On an adjusted basis, excluding the non-recurring items discussed above, net loss per diluted share for the fourth fiscal quarter of 2014 was $1.04. A reconciliation between GAAP and adjusted results can be found in the tables and footnotes at the end of this press release.

While the Company had expected weaker sales comparisons due to the lower level of fragrance launch activity in fiscal 2014 versus fiscal 2013, the decline in sales of celebrity fragrances, particularly the Justin Bieber and Taylor Swift fragrances, was steeper than anticipated. The inventory destocking at a number of non-prestige customers that impacted the Company’s 2014 third fiscal quarter results continued through the fourth quarter of fiscal 2014 and led the Company’s shipments to be below the rate of retail sales. The Company also proactively tightened distribution globally across its key Elizabeth Arden branded products and certain other pillar fragrance brands during fiscal 2014 to improve pricing and gross margins, which negatively impacted sales and profits, but is beginning to result in improved pricing.

By segment, for the 2014 fiscal year, net sales of the Company’s North America and International segments declined by 14% and 8% (at constant currency rates), respectively. Retail sales at the Company’s Elizabeth Arden flagship counters have increased 9% in North America since conversion, and retail sales at the Company’s international flagship doors have increased 8% since conversion, or 16% excluding underperforming travel retail doors in Korea. The Company notes that the converted flagship doors are now in their second year and, as a result, the Company will not be reporting on this metric going forward.

E. Scott Beattie, Chairman, President and Chief Executive Officer commented, “Our primary focus as an organization is to improve performance and restore profitability and return on invested capital to levels consistent with historical results. In June 2014, we announced the 2014 Improvement Plan, which is expected to result in annualized savings of $27 million to $35 million. We remain committed to achieving a total of $40 million to $50 million of annualized savings upon full implementation of all of our cost-reduction efforts, and remain confident that we can get back to consistent improvement in quarter over quarter performance. Most of the changes to our organizational structure were implemented in the third and fourth quarters of fiscal 2014, which should position the Company for improved performance in fiscal 2015.”

OUTLOOK

Fiscal 2015 will be focused on stabilizing the business and will be the first year of a multi-year plan to rebuild profitability. The Company expects a modest improvement in adjusted earnings for fiscal 2015 over the prior year with continued improvement in fiscal 2016. Specifically, for fiscal 2015, the Company currently expects the following:

•	The first quarter of fiscal 2015 will continue to be challenged by the same factors that affected recent quarters

•	Net sales headwinds to continue for the first half of fiscal 2015, resulting primarily from a lower level of product innovation as compared to the first half of the prior fiscal year

•	Net sales increases in the second half of the fiscal year versus the prior year period as the year-over-year product launch comparisons moderate and the Company begins to realize the impact of improved pricing

•	Gross margin expansion due to improved pricing, better mix, lower discounts and realization of reduced supply chain and product costs

•	Lower overall selling, general and administrative expenses, with some reinvestment of 2014 Improvement Plan savings to drive future growth

•	Improved EBITDA margins from gross margin expansion and lower selling, general and administrative expenses

•	Stronger cash flow from operations as a result of higher earnings and lower investment in inventory

STRATEGIC INVESTMENT BY RHÔNE CAPITAL

The Company also announced today that investment funds affiliated with Rhône Capital L.L.C. (“Rhône Capital”) have agreed to purchase $50 million of redeemable preferred stock of the Company and also will receive warrants to purchase 2.5 million shares of the Company’s common stock at an exercise price of $20.39 per share, representing approximately 7.6% of the Company’s outstanding common stock on an as-exercised basis. Rhône Capital also has advised the Company that, subject to market conditions and applicable legal or regulatory approvals, it intends to increase its ownership of the Company’s common stock over time. Rhône Capital has agreed to enter into a standstill with the Company, pursuant to which it will not acquire more than 30% of the Company’s common stock after giving effect to the exercise of the warrants. Dividends on the preferred stock will be payable at a rate of 5% annually. Goldman, Sachs & Co. acted as financial advisor to the Company, and Weil, Gotshal & Manges LLP acted as legal counsel to the Company.

Rhône Capital is an investment firm focused on global investments in businesses with international presence and global scale, with particular expertise in the consumer product, retail and beauty sectors and with a track record of adding value in public companies as a minority investor. In connection with its investment, Rhône Capital has the right to designate one member to the Company’s Board of Directors for so long as it maintains its initial percentage interest in the Company, and the right to designate an additional member in the event that Rhône Capital acquires an ownership stake in the Company’s common stock of 20% or more on a fully diluted basis.

M. Steven Langman, Co-Founder of Rhône Capital, commented, “Having assessed the opportunity, and focused on the market positioning of Elizabeth Arden, the quality and potential of Elizabeth Arden’s brand portfolio, and the quality of the Company’s management team, we firmly believe that this represents a unique investment opportunity to partner with a proven entrepreneurial organization and help them achieve their ambition to be a leader in the global beauty industry.”

Mr. Beattie added, “I am very excited to have Rhône Capital as an equity partner, to support the turnaround of our business in the short-term and the continued global growth and development of our brands and organization in the future. I am confident that we have a compelling business plan to improve the Company’s performance. Rhône Capital’s investment and commitment to Elizabeth Arden in light of its significant experience in our industry is evidence that Rhône Capital shares our optimism and belief in the outlook for the Company.”

The Company will host a conference call today, August 19, 2014 at 8:30 a.m. Eastern Time. All interested parties can listen to a live web cast of the Company’s conference call by visiting the Investor Relations section of the Corporate tab on the Company’s web site at http://ir.elizabetharden.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company’s web site until September 2, 2014.

Elizabeth Arden is a global prestige beauty products company with an extensive portfolio of prestige beauty brands sold in over 120 countries. The Company’s brand portfolio includes Elizabeth Arden skincare, color and fragrance products; its professional skin care lines, Elizabeth Arden Rx and Elizabeth Arden PRO; the celebrity fragrance brands of Britney Spears, Elizabeth Taylor, Jennifer Aniston, Justin Bieber, Mariah Carey, Nicki Minaj, and Taylor Swift; the designer fragrance brands of Juicy Couture, Alfred Sung, BCBGMAXAZRIA, Geoffrey Beene, Halston, Ed Hardy, John Varvatos, Lucky Brand, Rocawear and Wildfox Couture; and the lifestyle fragrance brands Curve, Giorgio Beverly Hills, and PS Fine Cologne.

Company Contact:	Marcey Becker Senior Vice President, Finance

Investor/Press Contact:	Allison Malkin/Michael Fox Integrated Corporate Relations (203) 682-8200

ELIZABETH ARDEN, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS DATA

(Unaudited)

(In thousands, except percentages and per share data)

	Three Months Ended		Twelve Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net Sales	$191,717	$267,579	$1,164,304	$1,344,523
Cost of Goods Sold:
Cost of Sales	148,791	147,124	686,906	709,344
Depreciation Related to Cost of Goods Sold	1,958	1,712	7,742	6,386

Total Cost of Goods Sold	150,749	148,836	694,648	715,730

Gross Profit	40,968	118,743	469,656	628,793
Gross Profit Percentage	21.4%	44.4%	40.3%	46.8%

Selling, General and Administrative Expenses	124,090	112,993	489,803	517,250
Depreciation and Amortization	11,270	10,828	44,392	39,583

Total Operating Expenses	135,360	123,821	534,195	556,833

Interest Expense, Net	7,454	5,794	25,825	24,309

(Loss) Income Before Income Taxes	(101,846)	(10,872)	(90,364)	47,651
Provision for (Benefit from) Income Taxes	54,660	(5,863)	56,832	6,940

Net (Loss) Income	(156,506)	(5,009)	(147,196)	40,711
Net Loss Attributable to Noncontrolling Interests	(571)	—	(1,468)	—

Net (Loss) Income Attributable to Elizabeth Arden Shareholders	$(155,935)	$(5,009)	$(145,728)	$40,711

As reported:
Net (Loss) Income Per Basic Share Attributable to Elizabeth Arden Shareholders	$(5.24)	$(0.17)	$(4.90)	$1.37

Net (Loss) Income Per Diluted Share Attributable to Elizabeth Arden Shareholders	$(5.24)	$(0.17)	$(4.90)	$1.33

Basic Shares	29,753	29,514	29,720	29,672
Diluted Shares	29,753	29,514	29,720	30,539

EBITDA (a)	$(81,164)	$7,462	$(12,405)	$117,929

EBITDA margin (a)	(42.3)%	2.8%	(1.1)%	8.8%

Adjusted to exclude non-recurring costs, net of taxes (b)(c)(d):

Net Sales	$201,181	$267,579	$1,173,768	$1,344,523

Gross Profit	$80,852	$131,570	$525,178	$665,148
Gross Profit Percentage	40.2%	49.2%	44.7%	49.5%

Net (Loss) Income Attributable to Elizabeth Arden Shareholders	$(30,831)	$3,121	$(16,281)	$65,335

Net (Loss) Income Per Basic Share Attributable to Elizabeth Arden Shareholders	$(1.04)	$0.11	$(0.55)	$2.20

Net (Loss) Income Per Diluted Share Attributable to Elizabeth Arden Shareholders	$(1.04)	$0.10	$(0.55)	$2.14

EBITDA (a)	$(24,753)	$21,845	$47,443	$156,714
EBITDA margin (a)	(12.3)%	8.2%	4.0%	11.7%

(a)	EBITDA is defined as net income attributable to Elizabeth Arden shareholders plus the provision for income taxes (or net loss attributable to Elizabeth Arden shareholders, less the benefit from income taxes) plus interest expense, plus depreciation and amortization, plus net income or loss attributable to noncontrolling interest. EBITDA should not be considered as an alternative to income (loss) from operations or net income (loss) attributable to Elizabeth Arden shareholders (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of our operating performance or to net cash provided by operating activities (as determined in accordance with GAAP) or as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures. We have also disclosed EBITDA as adjusted without giving effect to acquisition-related, Elizabeth Arden brand repositioning, 2014 Performance Improvement Plan, and restructuring and other non-recurring costs. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand the EBITDA performance of the Company on a consistent basis without regard to the effect of acquisition-related, Elizabeth Arden brand repositioning, 2014 Performance Improvement Plan, and restructuring and other non-recurring costs.

The table below reconciles net income (loss) attributable to Elizabeth Arden shareholders, as determined in accordance with GAAP, to EBITDA and to EBITDA as adjusted: (For a reconciliation of net income (loss) attributable to Elizabeth Arden shareholders or net income (loss) to EBITDA for prior periods, see the Company’s filings with the Securities and Exchange Commission which can be found on the Company’s website at www.elizabetharden.com).

	Three Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net (Loss) Income Attributable to Elizabeth Arden Shareholders	$(155,935)	$(5,009)	$(145,728)	$40,711
Plus:
Provision for (benefit from) income taxes	54,660	(5,863)	56,832	6,940
Interest expense, net	7,454	5,794	25,825	24,309
Depreciation related to cost of goods sold	1,958	1,712	7,742	6,386
Depreciation and amortization	11,270	10,828	44,392	39,583
Net loss attributable to noncontrolling interest	(571)	—	(1,468)	—

EBITDA	(81,164)	7,462	(12,405)	117,929
Non-recurring costs (c)(d)	56,411	14,383	59,848	38,785

EBITDA as adjusted	$(24,753)	$21,845	$47,443	$156,714

The table below reconciles net cash flow (used in) provided by operating activities, as determined in accordance with GAAP, to EBITDA:

	Twelve Months Ended
(Amounts in thousands, except per share data)	June 30, 2014	June 30, 2013
Net cash (used in) provided by operating activities	$(38,045)	$62,091
Changes in assets and liabilities, net of acquisitions	10,542	30,508
Interest expense, net	25,825	24,309
Amortization of senior note offering and credit facility costs	(1,499)	(1,367)
Amortization of senior note premium	318	—
Provision for income taxes	56,832	6,940
Deferred income taxes	(54,105)	1,055
Amortization of share-based awards	(5,783)	(5,607)
Asset impairments	(6,490)	—

EBITDA	$(12,405)	$117,929

(b)	The table below reconciles the calculation of (i) net sales, (ii) gross profit and net (loss) income attributable to Elizabeth Arden shareholders and (iii) net (loss) income per share attributable to Elizabeth Arden shareholders on a basic and diluted basis from the amounts reported in accordance with GAAP to such amounts before giving effect to acquisition-related, Elizabeth Arden brand repositioning, 2014 Performance Improvement Plan, and restructuring other non-recurring costs. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand our operating performance on a consistent basis without regard to the effect of acquisition-related, Elizabeth Arden brand repositioning, 2014 Performance Improvement Plan, and restructuring other non-recurring costs. The presentation in the table below of the non-GAAP information titled “Net Sales as adjusted,” “Gross profit as adjusted,” “Net (loss) income attributable to Elizabeth Arden shareholders as adjusted” and “Net (loss) income per basic and diluted share attributable to Elizabeth Arden shareholders as adjusted” is not meant to be considered in isolation or as a substitute for net sales, gross profit, net (loss) income attributable to Elizabeth Arden shareholders or net (loss) income per basic or diluted share attributable to Elizabeth Arden shareholders prepared in accordance with GAAP.

(Amounts in thousands, except per share data)	Three Months Ended		Twelve Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net Sales:
Net Sales, as reported	$191,717	$267,579	$1,164,304	$1,344,523
Non-recurring costs (c) (d)	9,464	—	9,464	—

Net Sales, as adjusted	$201,181	$267,579	$1,173,768	$1,344,523

Gross Profit:
Gross Profit, as reported	$40,968	$118,743	$469,656	$628,793
Non-recurring costs (c) (d)	39,884	12,827	55,522	36,355

Gross Profit, as adjusted	$80,852	$131,570	$525,178	$665,148

Net (Loss) Income Attributable to Elizabeth Arden Shareholders:
Net (loss) income attributable to Elizabeth Arden shareholders, as reported	$(155,935)	$(5,009)	$(145,728)	$40,711
Non-recurring costs, net of tax (c) (d) (e)	125,104	8,130	129,447	24,624

Net (loss) income attributable to Elizabeth Arden shareholders, as adjusted	$(30,831)	$3,121	$(16,281)	$65,335

Net (Loss) Income Per Basic Share Attributable to Elizabeth Arden Shareholders:
Net (loss) income per basic share attributable to Elizabeth Arden shareholders, as reported	$(5.24)	$(0.17)	$(4.90)	$1.37
Non-recurring costs, net of tax (c) (d) (e)	4.20	0.28	4.35	0.83

Net (loss) income per basic share attributable to Elizabeth Arden shareholders, as adjusted	$(1.04)	$0.11	$(0.55)	$2.20

Net (Loss) Income Per Diluted Share Attributable to Elizabeth Arden Shareholders:
Net (loss) income per diluted share attributable to Elizabeth Arden shareholders, as reported	$(5.24)	$(0.17)	$(4.90)	$1.33
Non-recurring costs, net of tax (c) (d) (e)	4.20	0.27	4.35	0.81

Net (loss) income per diluted share attributable to Elizabeth Arden shareholders, as adjusted	$(1.04)	$0.10	$(0.55)	$2.14

(c)	For the three months ended June 30, 2014, net sales, gross profit and net loss include $9.5 million (pre-tax) of returns and markdowns under our 2014 Performance Improvement Plan related to the closing of our Puerto Rico affiliate, exiting of unprofitable doors, changes in customer relationships, and non-renewal and expiration of certain fragrance license agreements. In addition, gross profit and net loss also include the following:

•	$0.2 (pre-tax) million of non-recurring product changeover costs related to the repositioning of the Elizabeth Arden brand;

•	$30.2 (pre-tax) million of inventory write-downs under our 2014 Performance Improvement Plan due to the expiration, non-renewal and wind-down of fragrance license agreements and discontinuation of certain products; and

•	$0.4 million (pre-tax) of transition costs incurred with respect to the elimination of certain sales positions and other staff positions announced in the fall of 2013 (the Fall 2013 Staff Reduction).

In addition, net loss also includes:

•	$16.2 million (pre-tax) in expenses under our 2014 Performance Improvement Plan, comprised of $9.7 million (pre-tax) in asset impairments and related charges primarily due to the non-renewal and expiration of fragrance license agreements, $6.0 million (pre-tax) of severance and other employee-related expenses associated with the reduction in global headcount positions and $0.5 million (pre-tax) of contract termination costs;

•	$0.1 million (pre-tax) of severance and other employee-related expenses and $0.2 million of related transition expenses incurred with respect to the Fall 2013 Staff Reduction; and

•	a valuation allowance of $89.5 million against our U.S. deferred tax assets taken as a non-cash charge to income tax expense.

For the twelve months ended June 30, 2014, net sales, gross profit and net loss include $9.5 million (pre-tax) of returns and markdowns under our 2014 Performance Improvement Plan related to the closing of our Puerto Rico affiliate, exiting of unprofitable doors, changes in customer relationships and non-renewal and expiration of certain fragrance license agreements. In addition, gross profit and net loss also include the following:

•	$14.0 (pre-tax) million of non-recurring product changeover costs related to the repositioning of the Elizabeth Arden brand;

•	$30.2 (pre-tax) million of inventory write-downs under our 2014 Performance Improvement Plan due to the expiration, non-renewal and wind-down of fragrance license agreements and discontinuation of certain products; and

•	$1.8 million (pre-tax) of transition costs incurred with respect to the Fall 2013 Staff Reduction.

In addition, net loss also includes:

•	$16.2 million (pre-tax) in expenses under our 2014 Performance Improvement Plan, comprised of $9.7 million (pre-tax) in asset impairments and related charges primarily related to the non-renewal and expiration of fragrance license agreements, $6.0 million (pre-tax) of severance and other employee-related expenses associated with the reduction in global headcount positions and $0.5 million (pre-tax) of contract termination costs;

•	a credit of $17.2 million (pre-tax) for the complete reversal of the remaining balance of the contingent liability for potential payments to Give Back Brands, LLC based on our determination during the second quarter of fiscal 2014 that it was not probable that the performance targets for fiscal years 2014 and 2015 would be met;

•	$2.8 million (pre-tax) of severance and other employee-related expenses and $1.4 million (pre-tax) of related transition expenses incurred with respect to the Fall 2013 Staff Reduction;

•	$1.1 million (pre-tax) of non-recurring product changeover expenses related to the repositioning of the Elizabeth Arden brand; and

•	a valuation allowance of $89.5 million against our U.S. deferred tax assets taken as a non-cash charge to income tax expense.

(d)	For the three months ended June 30, 2013, gross profit and net loss includes the following:

•	$12.9 million (pre-tax) of non-recurring product changeover costs and product discontinuation charges related to the repositioning of the Elizabeth Arden brand.

In addition, net loss also includes:

•	$1.5 million (pre-tax) of expenses related to a third party provider of freight audit and payment services that entered into bankruptcy after receiving funds from us to pay our freight invoices and breaching its obligation to remit those funds to the freight companies.

For the twelve months ended June 30, 2013, gross profit and net income includes the following:

•	$13.8 million (pre-tax) of inventory-related costs primarily for inventory we purchased from New Wave Fragrances LLC and Give Back Brands LLC prior to the acquisition of licenses and certain other assets from those companies (the 2012 acquisitions) and other transition costs; and

•	$22.6 million (pre-tax) of non-recurring product changeover costs and product discontinuation charges related to the repositioning of the Elizabeth Arden brand.

In addition, net income also includes:

•	$0.4 million (pre-tax) in transition expenses associated with the 2012 acquisitions;

•	$0.5 million (pre-tax) of non-recurring product changeover expenses related to the repositioning of the Elizabeth Arden brand; and

•	$1.5 million (pre-tax) of expenses related to a third party provider of freight audit and payment services that entered into bankruptcy after receiving funds from us to pay our freight invoices and breaching its obligation to remit those funds to the freight companies.

(e)	Our effective tax rate on a reported basis, which is calculated as a percentage of income or loss before income taxes, was (53.7)% and (62.9)% for the three and twelve months ended June 30, 2014, respectively. Our effective tax rate on a reported basis for the three and twelve months ended June 30, 2013, was 53.9% and 14.6%, respectively. On an adjusted basis, our tax rate was 30.9% and 41.8% for the three and twelve months ended June 30, 2014, respectively. On an adjusted basis, for the three and twelve months ended June 30, 2013, our effective tax rate was 11.1% and 24.4%, respectively.

SEGMENT AND PRODUCT CATEGORY NET SALES

The table below is a comparative summary of our net sales by reportable segment for the three and twelve months ended June 30, 2014 and 2013:

	Three Months Ended		% Decrease		Twelve Months Ended		% Increase (Decrease)
(In thousands)	June 30, 2014	June 30, 2013	GAAP	Constant Rates (1)	June 30, 2014	June 30, 2013	GAAP	Constant Rates (1)
Segment Net Sales
North America	$114,981	$156,150	(26.4)%	(26.1)%	$731,164	$857,531	(14.7)%	(14.4)%
International	86,200	111,429	(22.6)%	(22.9)%	442,604	486,992	(9.1)%	(8.1)%

Total	$201,181	$267,579	(24.8)%	(24.8)%	$1,173,768	$1,344,523	(12.7)%	(12.1)%

Reconciliation:
Segment Net Sales	$201,181	$267,579	—	—	$1,173,768	$1,344,523	—	—
Less:
Unallocated sales returns and markdowns (2)	9,464	—	—	—	9,464	—	—	—

Net Sales	$191,717	$267,579	(28.4)%	(28.4)%	$1,164,304	$1,344,523	(13.4)%	(12.8)%

The table below is a comparative summary of our net sales by product category for the three and twelve months ended June 30, 2014 and 2013:

	Three Months Ended		% Decrease		Twelve Months Ended		% Increase (Decrease)
(In thousands)	June 30, 2014	June 30, 2013	GAAP	Constant Rates (1)	June 30, 2014	June 30, 2013	GAAP	Constant Rates (1)
Product Category Net Sales
Elizabeth Arden Brand	$80,026	$115,345	(30.6)%	(31.9)%	$428,565	$478,020	(10.3)%	(10.1)%
Celebrity, Lifestyle, Designer and Other Fragrances	111,691	152,234	(26.6)%	(25.7)%	735,739	866,503	(15.1)%	(14.3)%

Total	$191,717	$267,579	(28.4)%	(28.4)%	$1,164,304	$1,344,523	(13.4)%	(12.8)%

The table below is a comparative summary of our adjusted net sales by product category for the three and twelve months ended June 30, 2014 and 2013:

	Three Months Ended		% Decrease		Twelve Months Ended		% Increase (Decrease)
(In thousands)	June 30, 2014 (3)	June 30, 2013	GAAP	Constant Rates (1)	June 30, 2014 (3)	June 30, 2013	GAAP	Constant Rates (1)
Product Category Net Sales
Elizabeth Arden Brand	$86,071	$115,345	(25.4)%	(26.6)%	$434,609	$478,020	(9.1)%	(8.8)%
Celebrity, Lifestyle, Designer and Other Fragrances	115,110	152,234	(24.4)%	(23.4)%	739,159	866,503	(14.7)%	(13.9)%

Total	$201,181	$267,579	(24.8)%	(24.8)%	$1,173,768	$1,344,523	(12.7)%	(12.1)%

(1)	Constant currency information compares results between periods assuming exchange rates had remained constant period-over-period and excludes gains and losses from foreign currency contracts in all periods. We calculate constant currency information by translating current-period results using prior-year GAAP foreign currency exchange rates. The gains and/or losses from foreign currency contracts were not material for all periods presented.

(2)	Amount for the three and twelve months ended June 30, 2014, reflect returns and markdowns under our 2014 Performance Improvement Plan related to the closing of our Puerto Rico affiliate, exiting of unprofitable doors, changes in customer relationships, and non-renewal and expiration of certain fragrance license agreements.
(3)	Adjusted net sales for the Elizabeth Arden brand for both the three and twelve months ended June 30, 2014, exclude $6,045 of returns and markdowns under our 2014 Performance Improvement Plan. Adjusted net sales for Celebrity, Lifestyle, Designer and Other Fragrances for both the three and twelve months ended June 30, 2014, exclude $3,419 of returns and markdowns under our 2014 Performance Improvement Plan.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

	June 30, 2014	June 30, 2013
(In thousands)
Cash	$56,308	$61,674
Accounts Receivable, Net	160,806	211,763
Inventories	338,826	310,934
Property and Equipment, Net	116,806	106,588
Exclusive Brand Licenses, Trademarks and Intangibles, Net	275,004	296,416
Goodwill	31,607	21,054
Total Assets	1,061,653	1,103,732
Short-Term Debt	80,418	88,000
Current Liabilities	274,031	293,359
Long-Term Liabilities	411,080	295,091
Long-Term Debt	356,432	250,000
Redeemable Noncontrolling Interest	5,553	—
Shareholders’ Equity	370,989	515,282
Working Capital	333,727	364,320

SUPPLEMENTARY CASH FLOW INFORMATION

(Unaudited)

(In thousands)

	Twelve Months Ended
	June 30, 2014	June 30, 2013
Net cash (used in) provided by operating activities	$(38,045)	$62,091
Net cash used in investing activities	(51,082)	(48,591)
Net cash provided by (used in) financing activities	83,637	(9,214)
Net (decrease) increase in cash and cash equivalents	(5,366)	2,594

Cautionary Note Regarding Forward-Looking Information and Factors That May Affect Future Results

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This Current Report on Form 8-K and other written and oral statements that we make from time to time contain such forward-looking statements that set out anticipated results based on management’s plans and assumptions regarding future events or performance. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective products, future operating or financial performance or results of current and anticipated products, sales efforts, expenses and/or cost savings, interest rates, foreign exchange rates, the outcome of contingencies such as legal proceedings, and financial results. A list of factors that could cause our actual results of operations and financial condition to differ materially is set forth below, and these factors are discussed in greater detail under Item 1A — “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2013:

•	our ability to implement our 2014 Performance Improvement Plan, our ability to realize the anticipated benefits of our 2014 Performance Improvement Plan and/or changes in the timing of such benefits;

•	whether we will incur higher than anticipated costs, expenses or charges related to the implementation of our 2014 Performance Improvement Plan or any additional restructuring or cost savings activities, and/or changes in the expected timing of such costs, expenses or charges;

•	decisions or actions resulting from our continued reexamination of our business, including implementing any additional restructuring activities, and the timing and amount of any costs, expenses or charges that may be incurred as a result, or the benefits anticipated to result from such decisions or actions;

•	our ability to realize benefits from the strategic investment made by affiliates of Rhône Capital in the Company;

•	factors affecting our relationships with our customers or our customers’ businesses, including the absence of contracts with customers, our customers’ financial condition, reduction in consumer traffic or demand, and changes in the retail, fragrance and cosmetic industries, such as the consolidation of retailers and the associated closing of retail doors as well as retailer inventory control practices, including, but not limited to, levels of inventory carried at point of sale and practices used to control inventory shrinkage;

•	risks of international operations, including foreign currency fluctuations, hedging activities, economic and political consequences of terrorist attacks, disruptions in travel, unfavorable changes in U.S. or international laws or regulations, diseases and pandemics, and political instability in certain regions of the world;

•	our reliance on license agreements with third parties for the rights to sell most of our prestige fragrance brands;

•	our reliance on third-party manufacturers for substantially all of our owned and licensed products and our absence of contracts with suppliers of distributed brands, raw materials and components for manufacturing of owned and licensed brands;

•	delays in shipments, inventory shortages and higher supply chain costs due to the loss of or disruption in our distribution facilities or at key third-party manufacturing or fulfillment facilities that manufacture or provide logistic services for our products;

•	our ability to respond in a timely manner to changing consumer preferences and purchasing patterns and other international and domestic conditions and events that impact retailer and/or consumer confidence and demand, such as domestic or international recessions or economic uncertainty;

•	our ability to protect our intellectual property rights;

•	the success, or changes in the timing or scope, of our new product launches, advertising and merchandising programs;

•	our ability to successfully manage our inventories;

•	the quality, safety and efficacy of our products;

•	the impact of competitive products and pricing;

•	our ability to (i) implement our growth strategy and acquire or license additional brands or secure additional distribution arrangements, (ii) successfully and cost-effectively integrate acquired businesses or new brands, (iii) successfully expand our geographic presence and distribution channels, and (iv) finance our growth strategy and our working capital requirements;

•	our level of indebtedness, our ability to realize sufficient cash flows from operations to meet our debt service obligations and working capital requirements, and restrictive covenants in our revolving credit facility, second lien facility and the indenture for our 7 3/8% senior notes;

•	changes in product mix to less profitable products;

•	the retention and availability of key personnel;

•	changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations, laws or regulations relating to ingredients or other chemicals or raw materials contained in products or packaging, or accounting standards or critical accounting estimates;

•	the success of our global Elizabeth Arden brand repositioning efforts and global business strategy;

•	the impact of tax audits, including the ultimate outcome of the pending Internal Revenue Service examination of our U.S. federal tax returns for the fiscal years ended June 30, 2010, 2011 and 2012, changes in tax laws or tax rates, and our ability to utilize our deferred tax assets and/or the establishment of valuation allowances related thereto;

•	our ability to effectively implement, manage and maintain our global information systems and maintain the security of our confidential data and our employees’ and customers’ personal information, including our ability to successfully and cost-effectively implement the last phase of our Oracle global enterprise system;

•	our reliance on third parties for certain outsourced business services, including information technology operations, logistics management and employee benefit plan administration;

•	the potential for significant impairment charges relating to our trademarks, goodwill, investments in other entities or other intangible assets that could result from a number of factors, including such entities’ business performance or downward pressure on our stock price; and

•	other unanticipated risks and uncertainties.

We caution that the factors described herein and other factors could cause our actual results of operations and financial condition to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

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